UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Sky Harbour Group Corporation
(Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SKY HARBOUR GROUP CORPORATION
136 Tower Road, Suite 205
Westchester County Airport
White Plains, NY 10604
April 28, 2023
To the Stockholders of Sky Harbour Group Corporation:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Sky Harbour Group Corporation, a Delaware corporation (the “Company”, “Sky Harbour”, “we,” “us,” or “our”) to be held on Wednesday, June 14, 2023, at 11:30 a.m. Eastern Time. The Annual Meeting will be held at our corporate offices located at Conference Room 1, Terminal M, 136 Tower Road, Westchester County Airport, White Plains, New York 10604. The following Notice of 2023 Annual Meeting of Stockholders and accompanying Proxy Statement provide an overview of the business to be conducted at the Annual Meeting.
As we intend to discuss at the Annual Meeting, business aviation is in the midst of an historic transformation. The airline industry has faced meaningful challenges resulting from the Covid-19 pandemic, supply-chain disruptions and a severe pilot shortage. Many commercial passengers, both corporate and individual, have begun flying privately, as evidenced in the surge in FBO fuel sales, jet charter, and jet card sales. A passenger’s move from commercial to private air travel is often permanent, leading business jet manufacturers to treat the above trend as secular and, consequently, to ramp up production dramatically. Deliveries rose from approximately 640 business jets in 2020, to 700 in 2021, to 770 in 2022. The industry is now facing multi-year order backlogs, with expected 2024 deliveries of 900 business jets. The average business jet is also getting larger each year – longer in length and wider in wingspan. This means that square footage growth of the US business aviation fleet, the best proxy for incremental hangar demand, is higher than unit growth.
2022 was a transformative year for Sky Harbour as well. The Company began the year with a single pilot campus in Houston, Texas. Today, Sky Harbour is conducting parallel flight operations at full scale on three campuses – Miami, Nashville and Houston. This growth has provided the Company with the opportunity to validate its unit economics, refine its site acquisition, development and field operations processes, and to expand its team in preparation for accelerated growth. Our ambitions for the year ahead include the implementation of our site expansion strategy, maximizing the value of our upcoming vertical integration into the PEMB and hangar door manufacturing space, and providing outstanding, increasingly differentiated, service to our members. We hope to begin establishing the Home Basing Solution as a widely-recognized offering in business aviation, with Sky Harbour as the industry’s clear leader. Sky Harbour has lifted off and is commencing its climb. We are happy to have you onboard.
Thank you for your ongoing support of Sky Harbour Group Corporation.
Very truly yours,

Tal Keinan
Chairman of the Board and Chief Executive Officer

SKY HARBOUR GROUP CORPORATION
136 Tower Road, Suite 205
Westchester County Airport
White Plains, NY 10604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 14, 2023
To the Stockholders of Sky Harbour Group Corporation:
The annual meeting of stockholders (the “Annual Meeting”) of Sky Harbour Group Corporation, a Delaware corporation (the “Company,” “we,” “us,” or “our”), will be held on Wednesday, June 14, 2023, at 11:30 a.m. Eastern Time. The Annual Meeting will be held at our corporate offices located at Conference Room 1, Terminal M, 136 Tower Road, Westchester County Airport, White Plains, New York. The purpose of the meeting is to consider and vote on the following matters:
1.
the election of seven directors to the Company’s board of directors (the “Board”) each to serve until the 2024 annual meeting of stockholders or until such directors’ successors have been duly elected and qualified;

2.	a proposal to ratify the Audit Committee’s appointment of EisnerAmper LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023; and
3.	any other business properly brought before the meeting.
The Board recommends that you vote “FOR” the election of each of the nominees listed in the accompanying proxy statement and “FOR” proposal 2.
Holders of record of shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and shares of our Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) at the close of business on April 18, 2023 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person.
Beginning on or about April 28, 2023, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) will be mailed to our stockholders of record as of the Record Date. In addition, the proxy statement, the accompanying proxy card or voting instruction form, and our 2022 Annual Report to Stockholders are available at www.proxyvote.com. As more fully described in the Notice of Internet Availability, all stockholders may choose to access these materials online or may request printed or emailed copies.
If you have any questions regarding this information or the proxy materials, please visit the investor relations page of our website at www.skyharbour.group or contact our investor relations department at investors@skyharbour.group.
By Order of the Board of Directors,

/s/ Gerald Adler
Gerald Adler, Secretary
April 28, 2023
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 14, 2023: The proxy statement and our 2022 Annual Report to Stockholders are available at www.proxyvote.com. Whether or not you expect to attend the meeting in person, please vote by the Internet or telephone, or request a paper proxy card to sign, date and return by mail so that your shares may be voted. A prompt response is helpful and your cooperation is appreciated.

Questions and Answers About the Proxy Materials and Voting	2
Directors, Executive Officers and Corporate Governance	6
Security Ownership of Certain Beneficial Owners and Management	18
Certain Relationships and Related Party Transactions	20
Executive Compensation	22
Director Compensation	26
Independent Registered Public Accounting Firm	27
Report of the Audit Committee of the Board of Directors	29
Proposal 1—Election of Directors	30
Proposal 2— Ratification of Appointment of EisnerAmper LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2023	31
Additional Information	32
i

SKY HARBOUR GROUP CORPORATION

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have prepared these materials for our annual meeting of stockholders (the “Annual Meeting”). The Annual Meeting is scheduled to be held on Wednesday, June 14, 2023 at 11:30 a.m. Eastern Time, and will be held at our corporate offices located at Conference Room 1, Terminal M, 136 Tower Road, Westchester County Airport, White Plains, New York 10604. You are invited to attend and are requested to vote on the proposals described in this Proxy Statement.
What is included in these proxy materials?
•	The Notice of Annual Meeting of Stockholders;
•	This proxy statement (the “Proxy Statement”); and
•	The 2022 Annual Report to Stockholders.
If you requested printed versions by mail, you will also receive a proxy card or voting instruction form.
When are this Proxy Statement and the accompanying materials scheduled to be sent to stockholders?
Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, on or about April 28, 2023, we sent you a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”).
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, the proxy materials, including the Notice of Annual Meeting of Stockholders (the “Notice of Annual Meeting”), this Proxy Statement and proxy card or, for shares held in street name (held for your account by a broker or other nominee), voting instruction form, and our 2022 Annual Report (collectively, the “Proxy Materials”), are available to stockholders on the Internet. We believe electronic delivery will expedite the receipt of materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Accordingly, we have sent a Notice of Internet Availability to stockholders of record and beneficial owners of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) as of April 18, 2023, the record date for the Annual Meeting (the “Record Date”). We have also provided a Notice of Internet Availability to holders of our warrants to purchase shares of our Class A common stock as of the Record Date.
The Notice of Internet Availability provides instructions as to how stockholders may access and review the Proxy Materials on the website referred to in the Notice of Internet Availability or, alternatively, how to request that a printed set of the Proxy Materials, including a proxy card, be sent to them by mail. The Notice of Internet Availability also provides voting instructions. In addition, stockholders of record may request to receive the Proxy Materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that while our Proxy Materials are available at the website referenced in the Notice of Internet Availability, and our Notice of Annual Meeting, Proxy Statement and 2022 Annual Report are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this Proxy Statement. Warrant holders will have access to the Proxy Statement and Annual Report but will not be entitled to vote.

What am I voting on?
There are two matters scheduled for a vote:
1.
The election of seven directors to the Board of Directors (“Board”), each to serve until the 2024 annual meeting of stockholders (the “2024 Annual Meeting”) or until such directors’ successors have been duly elected and qualified.

2.	A proposal to ratify the Audit Committee’s appointment of EisnerAmper LLP (“EA”) as the Company’s independent registered public accounting firm for the year ending December 31, 2023.
What is the recommendation of the Board on each of the matters scheduled to be voted on at the Annual Meeting?
The Board recommends that you vote:
•	“FOR” each of the nominees to the Board; and
•	“FOR” the ratification of the appointment of EA as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were [15,108,725] shares of Company’s Class A Common Stock and [42,046,356] shares of the Company’s Class B Common Stock outstanding. The holders of our Common Stock have the right to one vote for each share of Common Stock they held as of the Record Date. The holders of our Class A Common Stock and Class B Common Stock are voting as a single class on all matters presented at the Annual Meeting.
Stockholders of Record. If shares of our Common Stock are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares of Common Stock, and the proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this Proxy Statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our Common Stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares of Common Stock that are held in “street name,” and the proxy materials were forwarded to you by your broker, bank or other nominee, who is considered the stockholder of record with respect to those shares of Common Stock. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting.
Warrant holders will have access to the Proxy Statement and Annual Report but will not be entitled to vote.
How do I vote?
Stockholder of Record: Shares Registered in Your Name
Stockholders of record may vote over the Internet, by telephone or by mail as described below. Stockholders also may attend the Annual Meeting and vote in person. The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote your shares before the Annual Meeting over the Internet, by phone or by mail.
•
You may vote over the Internet by logging in at www.proxyvote.com and following the instructions for Internet voting on the proxy card or on the instructions that accompanied your proxy materials. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 13, 2023. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•
You may vote by telephone by dialing 1-800-690-6903 and following the instructions for voting by phone on the proxy card mailed to you. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 13, 2023. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

•	If you received printed proxy materials, you may vote by completing, signing and dating the enclosed proxy card and returning it in the envelope provided.
•	You may vote by written ballot at the Annual Meeting. To vote in person, come to the Annual Meeting with photo identification and we will provide you a ballot when you arrive.
Street Name Stockholder: Shares Registered in the Name of a Broker or Bank
As a street name stockholder, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions provided by your broker, bank or other nominee. You are also invited to attend the Annual Meeting. The proxy materials you receive from your broker, bank or other nominee will include your unique control number.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections, your shares will be voted in accordance with the recommendations of our Board stated above, namely: (i) “FOR” the election of all seven of our existing directors to serve until the 2024 Annual Meeting; and (ii) “FOR” the ratification of the appointment of EA as our independent registered public accounting firm for the fiscal year ending December 31, 2023. However, if you are a street name stockholder, you must provide voting instructions to your broker, bank or other nominee in accordance with their instructions in order for your shares to be properly voted. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using their best judgment.
Could other matters be decided at the Annual Meeting?
As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. A stockholder of record may revoke a proxy in any one of three ways:
•	You may submit another properly completed proxy card with a later date.
•
You may send a written notice that you are revoking your proxy to Sky Harbour Group Corporation, 136 Tower Road, Westchester County Airport, White Plains, New York 10604, Attention: Corporate Secretary.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
If you are a street name stockholder, you must contact your bank, broker or other nominee in order to find out how to change your vote.
Who will solicit proxies on behalf of our Board?
Proxies may be solicited on behalf of our Board by our directors and employees. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to street name stockholders.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of shares of Class A Common Stock and Class B Common Stock outstanding as of the Record Date are present or represented by proxy. Abstentions and broker non-votes will be counted towards the quorum requirement.
What is the vote required for each proposal?
•
For Proposal 1, directors are elected by a plurality of the votes properly cast in person or by proxy. This means that nominees receiving the highest number of “FOR” votes will be elected. Abstentions and broker non-votes, as applicable, are not considered votes cast and, therefore, will not have any effect on the election of directors.

•
To be approved, Proposal 2, to ratify the appointment of EA as our independent registered public accounting firm for the fiscal year ending December 31, 2023, must receive a “FOR” vote from the majority of the votes cast at the Annual Meeting. Abstentions are not considered votes cast and, therefore, will not have any effect on the outcome of the vote.

What is a “broker non-vote”?
A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. Proposal 1 regarding the election of directors is considered a non-routine matter, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal 2 is considered a routine matter, and as a result brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of auditors. We encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
How will my shares be voted if I mark “Abstain” on my proxy card?
We will count a properly executed proxy card marked “Abstain” as present for purposes of determining whether a quorum is present, but the shares represented by that proxy card will not be voted at the Annual Meeting for the proposals so marked.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be available on a Current Report on Form 8-K filed with the SEC within four business days after the end of the Annual Meeting.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Directors And Executive Officers
Our directors and executive officers, and certain information about each of them as of April 18, 2023 are set forth below.
Name	Age	Title
Tal Keinan	53	Chairman of the Board and Chief Executive Officer
Alex Saltzman	47	Chief Operating Officer
Francisco X. Gonzalez	55	Chief Financial Officer
Michael W. Schmitt	37	Chief Accounting Officer
Gerald Adler	65	Interim General Counsel and Corporate Secretary
Walter Jackson	64	Director
Alethia Nancoo	54	Director
Alex B. Rozek	44	Director
Lysa Leiponis	58	Director
Nick Wellmon	34	Director
Robert S. Rivkin	62	Director
Management
Tal Keinan. Tal Keinan has served as our Chairman of the Board and Chief Executive Officer since the closing of the business combination (the “Business Combination”) on January 25, 2022. The Business Combination represents the transactions contemplated by the Equity Purchase Agreement, dated as of August 1, 2021 (the “Equity Purchase Agreement”), between Yellowstone Acquisition Corp (“YAC”) and Sky Harbour LLC, a Delaware limited liability company (“Sky”), as a result of which Sky became a subsidiary of the Company. Mr. Keinan assembled and has led the Sky team since its inception in October 2017. Mr. Keinan has served as Co-Founder and Executive Chairman of Clarity Capital KCPS Ltd., a global asset-management firm, since September 2005. He has served as the chairman of Koret Israel Economic Development Funds, Israel’s largest nonprofit lender to small and micro businesses, since 2010. Mr. Keinan is a veteran of the Israel Air Force, where he served for eighteen years, as an operational F-16 pilot and an air combat instructor, retiring with the rank of Lieutenant Colonel. He remains a licensed commercial pilot. Mr. Keinan holds a master’s degree in Business Administration from the Harvard Business School and is a graduate of The Israel Air Force Academy. Mr. Keinan designated himself to be a nominee to our Board pursuant to the Stockholders Agreement described below (see “Directors, Executive Officers and Corporate Governance – Stockholders’ Agreement”). We believe Mr. Keinan is qualified to serve on our Board because of his significant industry experience and deep knowledge of our Company.
Alex Saltzman. Alex Saltzman has served as our Chief Operating Officer since the closing of the Business Combination. Mr. Saltzman has served as the Chief Operating Officer of Sky since March 2021. He sets and drives Sky’s strategy seeking to achieve robust corporate growth through actionable goals, plans, and budgets. Previously, as a partner at Alchemy Properties from July 2007 until February 2021, Mr. Saltzman directed the development of commercial and residential real estate and oversaw the entire arc of the business from acquisitions and financing through design and construction, into marketing and sales. Mr. Saltzman holds an MS in Real Estate Finance from New York University and a BA from the University of Pennsylvania. He is a former professor at the Schack Institute of Real Estate at New York University and has lectured at The Wharton School at The University of Pennsylvania.
Francisco X. Gonzalez. Francisco X. Gonzalez has served as our Chief Financial Officer since the closing of the Business Combination. Mr. Gonzalez began as the Chief Financial Officer of Sky on July 1, 2021. Mr. Gonzalez oversees all financial, capital markets, treasury, tax and accounting functions. During his previous positions from 1989 to 1991 and 1993 until 2010 at Goldman Sachs & Co., at RBC Capital Markets from 2010 until 2016, and at Fortress Investment Group from 2017 until 2018, Mr. Gonzalez led or was involved in numerous municipal bond financings, interest rate swaps and public private partnerships for infrastructure and municipal clients, with an emphasis in transportation related projects. He served as a managing director to LSN Partners/LSN Global Projects (“LSN”), a boutique infrastructure advisory firm, since June 2018. Mr. Gonzalez, who resigned from LSN upon becoming Sky’s Chief Financial Officer, has an ongoing consulting relationship with LSN as a Senior Advisor. Mr. Gonzalez holds a BA in Economics from Harvard College and an MBA from the Harvard Business School.

Michael W. Schmitt. Michael W. Schmitt has served as our Chief Accounting Officer since the closing of the Business Combination. Mr. Schmitt has over fourteen years of accounting and audit experience, most recently at PricewaterhouseCoopers LLP (“PwC”), where he held roles of increasing responsibility within the firm’s audit practice since 2012. While at PwC, Mr. Schmitt most recently served as an Assurance Director from July 2021 until January 2022 and an Assurance Senior Manager from July 2019 until June 2021. During Mr. Schmitt’s time at PwC, he served clients primarily in the transportation, travel, and logistics industries, inclusive of airlines, aircraft leasing and finance companies, as well and other multibillion-dollar SEC registrants in the consumer and industrial sectors. Mr. Schmitt holds a Bachelor of Science in Accountancy from Bryant University and is a licensed Certified Public Accountant and a member of the American Institute of Certified Public Accountants.
Gerald Adler. Gerald Adler has served as our Interim General Counsel and Corporate Secretary since the closing of the Business Combination. Mr. Adler has over thirty-five years of experience practicing corporate law. Before joining the Company, Mr. Adler operated a solo practice in 2020, where he advised businesses, start-ups, and venture capital and private equity firms on general corporate and commercial law matters including mergers, acquisitions, financings, capital raises, restructuring, employment matters and commercial licenses and agreements. He previously served as Chief Operating Officer and General Counsel of Paine Schwartz Partners, LLC, a private equity firm specializing in sustainable food chain investing, from 2012 until 2019, and served as a Partner in the Corporate and Securities groups of Friedman Kaplan Seiler & Adelman, LLP from 2008 until 2011, Dechert, LLP from 2005 until 2007 and Swidler Berlin Shereff Friedman from 1989 until 2004. Mr. Adler holds a Bachelor of Arts in Economics from Yeshiva University and a J.D. from the Columbia University School of Law. He is admitted to practice law in New York and is a member of the New York City Bar Association.
Non-Employee Directors
Walter Jackson. Walter Jackson has served as a member of our Board since the closing of the Business Combination. From 2016 to 2022, Mr. Jackson was a Portfolio Manager at Onex Credit. Previously, Mr. Jackson spent 18 years in various lending and investing capacities at Goldman Sachs. From 1997 to 2007, in Goldman Sachs Investment Banking Division, he was responsible for origination and executing bank loans and high yield financings for leveraged buyouts and corporate M&A transactions for US and international companies. From 2008 to 2015, he was responsible for various activities in Goldman Sachs Merchant Banking Division, including as Senior Credit Officer and Chief Operating Officer of the Private Debt Group where he was a member of the leadership team responsible for credit investing, capital markets, fund financing and other fund management responsibilities. Prior to joining Goldman Sachs, Mr. Jackson spent 10 years at The Bank of Nova Scotia and Credit Suisse First Boston in various leveraged lending capacities. He started his career at Ernst & Whinney in 1985 where he was involved in financial consulting for large and middle market companies. Mr. Jackson earned an MBA from Georgia State University and a B.S. from Bryan College. Mr. Jackson was designated to be a nominee to our Board by Mr. Keinan pursuant to the Stockholders Agreement described below (see “Directors, Executive Officers and Corporate Governance – Stockholders’ Agreement”). We believe Mr. Jackson is qualified to serve on our Board because of his significant financial expertise.
Alethia Nancoo. Alethia Nancoo has served as a member of our Board since the closing of the Business Combination. Ms. Nancoo has served as a partner in the Public & Infrastructure Finance Practice Group of Squire Patton Boggs (US) LLP since November 2013 and is a member of the firm's Global Board. Ms. Nancoo’s practice focuses on public, private and project debt finance, with particular emphasis on capital markets, infrastructure construction, airport, toll road and surface transportation, mixed-use multifamily housing, and water and sewer utility sectors. Ms. Nancoo previously served on the board of directors of the District of Columbia Water and Sewer Authority, where she was a member of the Finance and Governance Committees, and as a member of the Executive Committee of the District of Columbia Chamber of Commerce. Ms. Nancoo was recognized as Diversity, Equity and Inclusion Champion in Corporate Counsel Magazine’s 2021 Women, Influence & Power in Law and in the Washington Business Journal’s 2020 Minority Business Leader Awards. She is also a Fellow of the American College of Bond Counsel. Ms. Nancoo holds a B.A. in Psychology from the University of Maryland, a Masters of Education from the University of Maryland and a J.D. from the University of Wisconsin Law School. Ms. Nancoo was designated to be a nominee to our Board by Mr. Keinan pursuant to the Stockholders Agreement described below (see “Directors, Executive Officers and Corporate Governance – Stockholders’ Agreement”). We believe Ms. Nancoo is qualified to serve on our Board because of her significant experience in the aviation finance industry, and in particular public and private debt finance.

Alex B. Rozek. Alex B. Rozek served as a member of the YAC Board from the time of YAC’s initial public offering in August 2020 until the closing of the Business Combination. Mr. Rozek remained as a director of the Company following the Business Combination. Mr. Rozek has been Co-Chairperson of the Board, Co-Chief Executive Officer and President of Boston Omaha Corporation since February 2015, when he became a member of the Board. He also serves as the Managing Member of Boulderado Partners, LLC, a private investment partnership founded in July 2007. From 2004 to 2007, Mr. Rozek served as an analyst for Water Street Capital and Friedman Billings Ramsey Group. Prior to 2004, he worked for Hunton & Williams and FedEx. Mr. Rozek graduated with a B.S. in Biology and a Minor in Chemistry from the University of North Carolina at Chapel Hill. Mr. Rozek was designated to be a nominee to our Board by Boston Omaha Corporation pursuant to the Stockholders Agreement described below (see “Directors, Executive Officers and Corporate Governance – Stockholders’ Agreement”). We believe Mr. Rozek is qualified to serve on our Board because of his significant experience as an investor in private and public companies.
Lysa Leiponis. Lysa Leiponis has served as a member of our Board since the closing of the Business Combination. From January 2021 through July 2022, Ms. Leiponis served as an Independent Senior Advisor at Ferrovial Airports U.S., where she advised senior executive leadership of one of the world’s leading developers and operators of airport infrastructure and provides counsel on strategic direction and growth strategy for the U.S. market. Since July 2022, Ms. Leiponis also serves as a Board Director and Member of the Audit and Risk Committee for JFK New Terminal One LLC. Ms. Leiponis has served as Principal and President of LL Aviation Advisors, LLC since February 2020, where she provides critical strategic advisory services to airport leaders, investors, airlines, and other industry stakeholders. Ms. Leiponis has served as a board member on the Critical Infrastructure Strategic Advisory Board of Parsons Corporation since March 2020 and as a Board Trustee of the Vaughn College of Aeronautics & Technology since October 2015, where she has also served as Board Secretary since 2022, Chair of the Audit Committee from 2019 to present, Chair of the Compensation Committee from 2018 to 2019, Co-chair of the Governance Reform Committee from 2018 to 2019 and member of the Member Plant & Infrastructure and Development Committees from 2015 to 2018. Ms. Leiponis served as the Deputy Airport CEO and General Manager and as Airport CEO and General Manager of LaGuardia Airport from November 2010 until July 2013 and July 2013 until September 2019, respectively. Prior to her time at LaGuardia Airport, Ms. Leiponis held increasingly responsible roles at the Port Authority during the course of her 33-year career at the Port Authority of NY & NJ. Ms. Leiponis holds a B.S. in Accounting from Rutgers University and an M.B.A. in Finance from Pace University. Ms. Leiponis was designated to be a nominee to our Board by Mr. Keinan pursuant to the Stockholders Agreement described below (see “Directors, Executive Officers and Corporate Governance – Stockholders’ Agreement”). We believe Ms. Leiponis is qualified to serve on our Board because of her significant industry experience.
Nick Wellmon. Nick Wellmon has served as a member of our Board since the closing of the Business Combination. Since January 2020, Mr. Wellmon has served as the Founder and Managing Partner of Due West Partners, a private investment firm/family office with a differentiated and collaborative approach to investing and legacy creation. Focusing on investments in Aerospace & Defense, Diversified Industrials and Consumer Ventures, Due West empowers its companies with the resources and expertise they need to succeed at the next level. Prior to launching Due West, Mr. Wellmon was Director of Finance at Exotic Metals, a recognized leader in the aerospace and defense industry from February 2016 to January 2020. While at Exotic, Mr. Wellmon controlled the financial and strategic initiatives across the company’s business channels, and in 2019 led the sale of Exotic to Parker Hannifin Corporation. Earlier in his career, Mr. Wellmon was the Corporate Development Manager for eCommerce-startup Julep Beauty from December 2013 to February 2016, where he executed the company’s Series C capital raise led by Andreessen Horowitz and Madrona Venture Group. Mr. Wellmon also has ample experience in the investment banking industry, where he advised middle market companies on mergers, acquisitions and capital raising activities. Mr. Wellmon has also served as a Board Member of Sagatech Avionics since May 2021. Mr. Wellmon graduated from Wake Forest University in 2011 with a B.S. in Finance. Mr. Wellmon was designated to be a nominee to our Board by Due West Partners LLC (“Due West”) pursuant to the Stockholders Agreement described below (see “Directors, Executive Officers and Corporate Governance – Stockholders’ Agreement”). We believe Mr. Wellmon is qualified to serve on our Board because of his significant experience in strategically growing companies in our industry.
Robert S. Rivkin. Robert S. Rivkin has served as a member of our Board since the closing of the Business Combination. Since March 2019, Mr. Rivkin has been Senior Vice President and Chief Legal Officer for United Airlines, where he leads United’s Legal Department, including the corporate, securities, finance, commercial, litigation, government contracts, intellectual property, antitrust, environmental, employment and international groups. Prior to joining United, Mr. Rivkin served as deputy mayor of the City of Chicago from August 2017 to February

2019, of counsel of Riley Safer Holmes & Cancila LLP from July 2016 to August 2017 and deputy general counsel of Delta Air Lines from May 2013 to April 2016. Prior to joining Delta, Mr. Rivkin served as general counsel of the U.S. Department of Transportation from May 2009 to April 2013, after being nominated by President Obama and unanimously confirmed by the U.S. Senate. Mr. Rivkin served as a director of the National Park Foundation from August 2015 until February 2022. Mr. Rivkin has served as a member of the Board of Trustees at the Steppenwolf Theatre Company since September 2019 and a member of the Board of Trustees of the Chicago Architecture Center since March 2020. Mr. Rivkin holds an A.B. in Social Studies from Harvard College and a J.D. from Stanford Law School, where he was an associate editor of the Stanford Law Review, and clerked for the Honorable Joel M. Flaum of the U.S. Court of Appeals for the 7th Circuit. Mr. Rivkin was designated to be a nominee to our Board by Center Sky Harbour LLC (“Center Sky”) pursuant to the Stockholders Agreement described below (see “Directors, Executive Officers and Corporate Governance – Stockholders’ Agreement”). We believe Mr. Rivkin is qualified to serve on our Board because of his significant public company experience and his knowledge of our industry.
Corporate Governance Profile
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:
•	the Board is not classified, with each of our directors subject to re-election annually, and we may not classify our board without stockholder approval;
•	we have a majority voting standard for uncontested director elections;
•
we intend to comply with the corporate governance standards of the NYSE American, including having committees of the Board comprised solely of independent directors, except the Compensation Committee which includes the Chief Executive Officer;

•	a majority of our directors are independent under the listing standards of the NYSE American;
•	we have a lead independent director;
•	we anticipate that at least one of our directors will qualify as an “audit committee financial expert,” as defined by the SEC;
•	our stockholders have the ability to amend our Bylaws by the affirmative vote of a majority of the outstanding shares of our common stock;
•	we have opted out of the business combination and control share acquisition statutes under the Delaware General Corporation Law (the “DGCL”); and
•	we do not have a stockholder rights plan.
Our directors will stay informed about our business by attending meetings of the Board and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.
Director Independence
Under the rules of the NYSE American, a director will only qualify as an “independent director” if such person is not an officer or employee of the company or its subsidiaries and such person does not have a relationship, which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. In 2023, our Board, following consultation with our Nominating and Governance Committee, undertook a review of the independence of each director and considered whether each director has a material relationship with the Company and Sky Harbour LLC (“Sky”) that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the Board determined that five of our seven current directors, Messrs, Jackson, Wellmon and Rivkin and Mmes. Nancoo and Leiponis are considered “independent directors” as defined under the listing requirements and rules of the NYSE American, and that Messrs. Jackson and Rivkin and Mmes. Nancoo and Leiponis are considered independent for purposes of audit committee service under Rule 10A-3 under the Securities Exchange Act of 1933, as amended (the “Exchange Act”). In making these determinations, the Board considered the current and prior relationships that each non-employee director has with the Company and Sky and all other facts and circumstances the Board deemed relevant in determining independence, including the beneficial ownership of the Company’s Common Stock held by each non-employee director and the transactions involving them described in the section entitled “Certain Relationships and Related Party Transactions.”
Board Leadership Structure and Role of the Board in Risk Oversight
Our Corporate Governance Guidelines provide our Board with the flexibility to combine the position of Chief Executive Officer with the position of Chairman of the Board in accordance with its determination that utilizing one or the other structure would be in our best interests. Currently, Mr. Keinan serves as Chief Executive Officer and Chairman of the Board. Our Board has determined that combining the roles of Chief Executive Officer and Chairman of the Board is in the best interests of our Company and its stockholders at this time because it promotes unified leadership by Mr. Keinan and allows for a single, clear focus for management to execute the Company’s strategy and business plans.
Our Corporate Governance Guidelines provide that, if the Chairperson of the Board is not an independent director, the Board will annually designate a Lead Independent Director. Though annually designated, the Lead Independent Director is generally expected to serve in such capacity for more than one year. The Lead Independent Director’s responsibilities include presiding at executive sessions of the independent directors, serving as the focal point of communication to the Board regarding management plans and initiatives, ensuring that the role between Board oversight and management operations is respected, providing the medium for informal dialogue with and between independent directors, allowing for free and open communication within that group and performing other functions as requested by the Board from time to time. The Lead Independent Director may be redesignated at any time by a majority of the independent members of the Board.
Our Chairman of the Board is Tal Keinan. Under the NYSE American rules, Mr. Keinan is not an independent director. Thus, the Board has also appointed Lysa Leiponis as our Lead Independent Director. Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
One of the key functions of the Board is informed oversight of our risk management process. The Board administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee, each of which addresses risks specific to their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and code of business conduct and ethics, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Anti-Hedging Policy
We have adopted an anti-hedging policy, which is designed to prevent any of our directors, officers or employees from entering in a transaction in our securities that is designed to hedge the risks of ownership of our securities. The policy specifically prohibits the purchase or sale of puts, calls, options or other derivative securities based on our securities, as well as prohibits hedging or monetization transactions, such as forward sale contracts, by our directors, officers or employees.
Communications with our Board
Stockholders and any interested parties may communicate directly with the independent directors either by writing to the Board, a Board committee, or an individual director at the Company’s principal executive offices or by emailing info@skyharbour.group. Management receives all letters and emails sent and forwards proper communications to the Board, a Board committee, or an individual director, who facilitates an appropriate response. Management generally will not forward communications that are primarily solicitations for products or services, matters of a personal nature that are not relevant for stockholders, matters that are of a type that render them improper or irrelevant to the functioning of the Board, or requests for general information about the Company.

Corporate Governance Guidelines
The Board has developed and adopted a set of corporate governance principles to provide the framework within which the Board may conduct its oversight of the business and affairs of the Company. These guidelines reflect the Board’s commitment to monitoring the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing stockholder value over the long term. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to, among other topics, the role of the Board and management, principal responsibilities and duties of the Board, Board structure and composition, Board procedures, Board committees and Board communication with Company stakeholders. A copy of our Corporate Governance Guidelines can be found on the investor relations page of our website at https://ir.skyharbour.group.
Information Regarding the Board and its Committees
Our Board formed and constituted our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee in January 2022. Our Board may establish other committees to facilitate the management of our business. Our Board and its committees will set schedules for meetings throughout the year and can also act by written consent from time to time, as appropriate. Our Board delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full Board. Each committee of our Board has a written charter approved by our Board. Members will serve on these committees until their resignation or until otherwise determined by our Board. The following table provides membership information for each of such Board committee as of the date of this Proxy Statement:
Name	Audit	Compensation	Nominating and Corporate Governance
Tal Keinan		X	X
Walter Jackson	X*	X
Alethia Nancoo		X*	X
Alex B. Rozek			X
Lysa Leiponis	X	X	X*
Nick Wellmon		X
Robert S. Rivkin	X		X
*	Committee Chair.
Our Board had six (6) meetings and executed three (3) actions by unanimous written consent in the year ended December 31, 2022. All directors attended all meetings except Mr. Rivkin who did not attend the September 21, 2022 meeting.
Board Committees
The standing committees of the Board consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition of each committee and the responsibilities of each of the committees, is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Board.
Audit Committee
The Audit Committee is composed of Ms. Leiponis, Messrs. Jackson and Rivkin, with Mr. Jackson serving as chair of the committee. The Board determined that each of the foregoing meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE American. The Board determined that Mr. Jackson is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of the NYSE American. The Audit Committee’s responsibilities include:
•	appointing, approving the compensation of, and assessing the qualifications, performance and independence of the Company’s independent registered public accounting firm;
•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by the Company’s independent registered public accounting firm;

•	reviewing the Company’s policies on risk assessment and risk management;
•
reviewing and discussing with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of the Company’s internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•
recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether the Company’s audited financial statements shall be included in the Company’s Annual Report;

•	monitoring the Company’s compliance with legal and regulatory requirements as they relate to the Company’s financial statements and accounting matters;
•	preparing the Audit Committee report required by the rules of the SEC to be included in the Company’s annual Proxy Statement;
•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and
•	reviewing and discussing with management and the Company’s independent registered public accounting firm the Company’s earnings releases and scripts.
Our Audit Committee had six (6) meetings and executed one (1) action by unanimous written consent in the year ended December 31, 2022. All Committee members attended all meetings of the Audit Committee.
Compensation Committee
The Compensation Committee is composed of Messrs. Keinan, Jackson and Wellmon and Mses. Leiponis and Nancoo, with Ms. Nancoo serving as chair of the committee. Under NYSE American listing standards, as a controlled company, the Company is not required to have a compensation committee composed entirely of independent directors. While the Company intends to rely upon this exemption for controlled companies, the Board determined that each of Mses. Leiponis and Nancoo and Messrs. Jackson and Wellmon is independent. The Compensation Committee’s responsibilities include:
•	annually reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s chief executive officer;
•
evaluating the performance of the Company’s chief executive officer in light of such corporate goals and objectives and determining and approving the compensation of the Company’s chief executive officer;

•	reviewing and approving the compensation of the Company’s other executive officers;
•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
•	conducting the independence assessment outlined in NYSE American rules with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
•	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of NYSE American;
•	reviewing and establishing the Company’s overall management compensation, philosophy and policy;
•	overseeing and administering the Company’s compensation and similar plans;
•	reviewing and making recommendations to the Board with respect to director compensation; and
•	reviewing and discussing with management the compensation discussion and analysis to be included in the Company’s annual proxy statement or annual report.
The Compensation Committee may form and delegate its authority to subcommittees when appropriate.

During the fiscal year ended December 31, 2021, Sky engaged Pearl Meyer & Partners, LLC (“PM”), a compensation consulting firm, to assess and make recommendations with respect to the amounts and types of compensation to provide our executives and non-employee directors following the Closing. PM did not provide any other services to us during 2021 or 2022 other than those for which it had been retained by Sky.
As part of the executive compensation process, our Compensation Committee reviewed compensation assessments provided by PM comparing our executive compensation to that of a group of peer companies within our industry and met with PM to discuss compensation of our executive officers, including our Chief Executive Officer, and to receive input and advice. Our Chief Executive Officer also provided recommendations to the Compensation Committee regarding the form and amount of compensation to be paid to each executive officer, other than himself. In making final executive compensation decisions for our executive officers other than our Chief Executive Officer and a recommendation to the Board regarding the compensation to be paid to our Chief Executive Officer, the Compensation Committee considered the recommendations of PM and our Chief Executive Officer (other than with respect to himself), as well as other factors such as the economic environment including the impact of inflation on our operating results, the form and amount of compensation to be paid, our achievement of performance objectives and other relevant factors.
Final deliberations and decisions regarding executive compensation were made by the Compensation Committee and the Board, and in the case of compensation to be paid to our Chief Executive Officer, without the presence of any of our executive officers. In making final decisions regarding the compensation to be paid to our Chief Executive Officer, the Board considered the same factors and gave considerable weight to the recommendations of the Compensation Committee. As part of the director compensation process, the Board considered the recommendations of PM and the Compensation Committee, as well as fees and other compensation paid to directors of a group of peer companies within our industry, the number of Board and committee meetings that our directors are expected to attend, and other factors that may be relevant.
Our Compensation Committee had three (3) meetings and executed one (1) action by unanimous written consent in the year ended December 31, 2022. All Committee members attended all meetings of the Compensation Committee.
Nominating and Corporate Governance Committee
The Company’s Nominating and Corporate Governance Committee is composed of Messrs. Keinan, Rivkin and Mr.Rozek and Mses. Leiponis and Nancoo, with Ms. Leiponis serving as chair of the committee. Under NYSE American listing standards, as a controlled company, the Company is required to have a nominating and corporate governance committee comprised entirely of independent directors. While the Company intends to rely upon this exemption for controlled companies, the Board determined that Mses. Leiponis and Nancoo and Mr. Rivkin are independent. The Nominating and Corporate Governance Committee’s responsibilities include:
•	developing and recommending to the Board criteria for Board and committee membership;
•	developing and recommending to the Board best practices and corporate governance principles;
•	developing and recommending to the Board a set of corporate governance guidelines; and
•	reviewing and recommending to the Board the functions, duties and compositions of the committees of the Board.
Our Nominating and Corporate Governance Committee had one (1) meeting and executed no actions by unanimous written consent in the year ended December 31, 2022. All Committee members attended all meetings of the Nominating and Corporate Governance Committee.
Committee Charters
Our Audit Committee, Compensation Committee, and Nominating and Governance Committee operate under written charters adopted by the Board. These charters are posted on the “Investor Relations” page of our website, https://ir.skyharbour.group/.
Family Relationships
There are no family relationships among any of our directors or executive officers.

Limitations on Liability and Indemnification of Officers and Directors
Our Bylaws limit the liability of our directors and officers to the fullest extent permitted by the DGCL and provide that we will provide them with customary indemnification and advancement and prepayment of expenses. We have entered into customary indemnification agreements with each of its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.
Controlled Company Exception
We qualify as a “controlled company” within the meaning of the corporate governance standards of the NYSE American. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements that (i) a majority of our Board consist of independent directors, (ii) the compensation committee be composed entirely of independent directors and (iii) the nominating and corporate governance committee be composed entirely of independent directors.
We rely on certain of these exemptions. As a result, we do not have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. We may also rely on the other exemptions so long as we qualify as a controlled company. To the extent we rely on any of these exemptions, holders of Class A Common Stock will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE American.
Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors
We have adopted a code of conduct and ethics that applies to our directors, officers and employees in accordance with applicable federal securities laws, a copy of which is available on the investor relations page of our website at www.skyharbour.group. The Company will make a printed copy of the code of conduct and ethics available to any stockholder who so requests. Requests for a printed copy may be directed to: info@skyharbour.group.
If the Company amends or grants a waiver of one or more of the provisions of the Company’s code of ethics, it intends to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our investor relations page on our website at www.skyharbour.group. The information on this website is not part of this proxy.
Director Nomination Procedures
The Nominating and Corporate Governance Committee has the responsibility for reviewing and recommending to the Board candidates for director positions. The Nominating and Corporate Governance Committee will consider nominations made by stockholders. Whether the nominee is recommended by a stockholder or whether the recommendation comes from another source, there are no differences in the manner in which the Nomination and Corporate Governance Committee evaluates nominees. To have a candidate considered by the Nominating and Corporate Governance Committee, a stockholder must submit such stockholder’s recommendation in writing in accordance with the procedures described in the section of this Proxy Statement entitled “Stockholder Nominations and Proposals for the 2024 Annual Meeting of Stockholders” and must include the information specified in our Bylaws, including information concerning the nominee and information about the stockholder’s ownership of and agreements related to our stock.
The Nominating and Corporate Governance Committee, in evaluating Board candidates, considers issues such as character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business, and other commitments and the like, all in the context of an assessment of the needs of the Board at the time. The committee’s objective is to maintain a Board of individuals of the highest personal character, integrity, and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a global technology business.
The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate knowledge of our industry, accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of our business and affairs, independence under NYSE American rules, lack of conflicts of interest, and a record and reputation for integrity and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, interpersonal skills, and compatibility with the Board, and ability to complement the competency and skills of the other Board members.
The Nominating and Corporate Governance Committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, and experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity, and to constructively challenge management through their active participation and questioning. In particular, the Nominating and Corporate Governance Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our business.
In performing its duties, the Nominating and Corporate Governance Committee may consult with internal or external legal counsel and expert advisers.
Stockholders’ Agreement
We and certain of our stockholders who own in the aggregate 3,399,724 shares of Class A Common Stock, 41,222,212 shares of Class B Common Stock, and 7,719,779 warrants to purchase Class A Common Stock as of the record date (the “Stockholder Parties”) entered into the Stockholders’ Agreement, pursuant to which, among other things, the Stockholder Parties agreed to vote all of our securities of that may be voted in the election of our directors held by such Stockholder Parties in accordance with the provisions of the Stockholders’ Agreement. Pursuant to the Stockholders Agreement, Tal Keinan and his permitted designees (the “Founder Holders”) have the right to designate four of our seven directors (the “Founder Designees”) at any time. Each of Due West and its permitted designees (the “Due West Holders”), Center Sky and its permitted designees (the “Center Sky Holders”) and the Sponsor and its permitted designees (the “Sponsor Holders”) have the right to designate a director.
In the event that the Founder Holders cease collectively, as of any date after January 25, 2022 (the “Closing Date”), to own our voting stock bearing greater than: (1) thirty-three percent (33%) of outstanding voting power of the Company held by them at the closing of the Business Combination (the “Closing”), the Founder Holders shall only be entitled to nominate three (3) members of our Board as of the date Founder Holders cease to hold the aforementioned requisite securities of the Company; (2) twenty-five percent (25%) of the outstanding voting power of the Company held by them at the Closing, the Founder Holders shall only be entitled to nominate two (2) members of the Company as of the date Founder Holders cease to hold the aforementioned requisite securities of the Company; (3) fifteen percent (15%) of the outstanding voting power of the Company held by them at the Closing, the Founder Holders shall only be entitled to nominate one (1) member of the Board as of the date Founder Holders cease to hold the aforementioned requisite securities of the Company; and (4) five percent (5%) of the outstanding voting power of the Company held by them at the Closing, the Founder Holders shall no longer be entitled to nominate any members of the Board as of the date the Founder Holders cease to hold the aforementioned requisite securities of the Company. The Stockholder Parties agree that, in the event the size of the Board is increased or decreased, the number of Founder Designees that the Founder Holders are entitled to appoint to the Board shall increase or decrease proportionately to the size of the Board. Notwithstanding the foregoing, for so long as the Founder Holders are entitled to nominate at least four (4) members of the Board, at least one (1) Founder Designee must (x) qualify as an “independent director” under NYSE American Rules and (y) qualify as an “audit committee financial expert” within the meaning of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”). The Founder Holders’ rights to designate directors shall be terminated as set forth herein.
Until the Due West Fall-Away Date, the Due West Holders, by a majority of shares held by them, shall have the right to nominate, and the Board and the Stockholder Parties will appoint and vote for, the Due West Designee, who is initially designated as Nick Wellmon and shall thereafter be designated by the Due West Holders. The Due West Designee must at all times qualify as an “independent director” under NYSE American Rules. The “Due West Fall-Away Date” shall be the first date following the Closing Date on which either of the following events occurs: (A) the Due West Holders cease to own voting stock of the Company bearing greater than thirty-three percent (33%) of the outstanding voting power of the Company held by them at the Closing; or (B) Due West’s designation rights have been terminated as set forth herein.

Until the Center Sky Fall-Away Date, the Center Sky Holders, by a majority of shares held by them, shall have the right to nominate, and the Board and the Stockholder Parties will appoint and vote for, the Center Sky Designee, who is initially designated as Robert S. Rivkin and shall thereafter be designated by the Center Sky Holders. The Center Sky Designee must at all times qualify as an “independent director” under NYSE American Rules. The “Center Sky Fall-Away Date” shall be the first date following the Closing Date on which either of the following events occurs: (A) the Center Sky Holders cease to own voting stock of the Company bearing greater than thirty-three percent (33%) of the outstanding voting power of the Company held by them at the Closing; or (B) Center Sky’s designation rights have been terminated as set forth herein.
Until the Sponsor Fall-Away Date, the Sponsor Holders, by a majority of shares held by them, shall have the right to nominate, and the Board and the Stockholder Parties will appoint and vote for, the Sponsor’s Designee, who is initially designated as Alex B. Rozek and shall thereafter be designated by the Sponsor Holders. The Sponsor’s Designee must at all times qualify as an “independent director” under NYSE American Rules. The “Sponsor Fall-Away Date” shall be the first date following the Closing Date on which either of the following events occurs: (A) the Sponsor Holders jointly cease to own voting stock of the Company bearing greater than thirty-three percent (33%) of the outstanding voting power of the Company held by them at the Closing; or (B) the Sponsor’s designation rights have been terminated as set forth herein.
The right of any of the Stockholder Parties to designate nominees for appointment to the Board as set forth above shall terminate if at any time (A) such Stockholder Designating Party or any of its affiliates becomes a Competitor of the Company, (B) such Stockholder Designating Party or any of its affiliates commences any legal proceeding against the Company, its subsidiaries or any other member of the Board; or (C) such Stockholder Designating Party or any of its affiliates has the right (whether exercised or not) to designate or appoint a member of or observer to the board of directors (or similar governing body) of any competitor. For purposes of the Stockholders’ Agreement, a “Competitor” shall mean a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the business of developing and leasing airport real estate infrastructure in North America but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than ten percent (10%) of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any Competitor.
Pursuant to the Stockholders’ Agreement, each nominee to the Board must at all times, satisfy all requirements for service as a director under applicable law, NYSE American Rules, and other qualifications as the Board may adopt. Additionally, any such members of or nominees to the Board cannot have been disqualified as a “Bad Actor” under Section 506 of Regulation D of the Securities Act, involved in any event enumerated under Item 2(d) or (e) of Schedule 14D under the Exchange Act or Item 401(f) (other than Item 401(f)(1)), of Regulation S-K of the Securities Act, or be subject to any governmental order prohibiting service as a director of a public company. Further, any such nominee or director must agree to be bound to a confidentiality agreement in a form acceptable to the Company and must recuse themselves from deliberations and discussions that, in the reasonable determination of the Board, present an actual or potential conflict of interest with the Company.
In addition to any vote or consent required by the Board or stockholders of the Company, the Company may not change the size of the Board, establish any committee of the Board, change the composition or powers of any committees of the Board (subject to certain exceptions), engage any professional advisers or materially change the nature or scope of the Company’s business or enter into or abandon a line of business, in each case without the consent of a majority of the shares held by the Stockholder Parties. This consent right terminates automatically on the first date on which the combined voting power of the Stockholder Parties no longer exceeds 50% of the total voting power of the Company then outstanding.
For so long as the Sponsor Holders continue to own voting stock of the Company bearing at least twenty percent (20%) of the outstanding voting power of the Company held by them at the Closing, the Sponsor shall be entitled to designate one individual to receive notice of and to attend Board meetings on a non-voting basis (a “Board Observer”). Board Observers will receive copies of any materials distributed to members of the Board in connection with any meeting or consent solicitation. The Board may exclude such Board Observer from any portion of the Board meeting or Board materials where, in the exercise of its reasonable discretion, it believes such exclusion is necessary to preserve attorney-client privilege.

Subject to certain exceptions, each Stockholder Party’s obligation to vote its shares of the Company in accordance with the Stockholder Agreement is terminated on the first date on which such Stockholder Party no longer has the right to designate a director to the Board. Certain other obligations of each Stockholder Party terminate automatically when such Stockholder Party ceases to own shares of the Company.
Currently, our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our Bylaws as it deems appropriate. Our Bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us regarding the beneficial ownership of the Class A Common Stock and Class B Common Stock as of April 21, 2023 by:
•	each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of the Class A Common Stock and Class B Common Stock;
•	each current named executive officer and director of the Company; and
•	all current executive officers and directors of the Company, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and Warrants that are currently exercisable or exercisable within 60 days and shares issuable upon the settlement of Restricted Stock Unit (“RSU”) awards held by that person that will vest within 60 days.
The beneficial ownership percentages set forth in the table below are based on approximately 15,279,612 shares of Class A Common Stock and approximately 42,046,356 shares of Class B Common Stock issued and outstanding as of April 21, 2023 and do not take into account the issuance of any shares of Class A Common Stock upon the exercise of Warrants to purchase up to approximately 14,518,968 shares of Class A Common Stock that remain outstanding.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Class A Common Stock and Class B Common Stock.
	Class A Common Stock		Class B Common Stock		Combined Voting Power (%)(2)
Name and Address of Beneficial Owner(1)	Number	%	Number	%
Five Percent Holders:
Boston Omaha Corporation(3)	13,118,474	85.9%	—	—	22.9%
Due West Partners LLC(4)(6)	—	—	11,640,460	27.7%	20.3%
Center Sky Harbour LLC(5)	—	—	11,637,960	27.7%	20.3%
Directors and Executive Officers:
Tal Keinan	20,312	*	17,943,792	42.7%	31.3%
Alex Saltzman	—	—	—	—	—
Francisco X. Gonzalez	40,625	*	—	—	*
Michael W. Schmitt	5,416	*	—	—	*
Gerald Adler	2,031	*	—	—	*
Walter Jackson	1,895	*	412,072	*	*
Alethia Nancoo	1,895	*	—	—
Alex B. Rozek	—		—	—	—
Lysa Leiponis	1,895	*	—	—	—
Nick Wellmon(6)	—		11,640,460	27.7%	20.3%
Robert S. Rivkin	1,895	*	—	—	—
All directors and executive officers, as a group (11 individuals)	70,964	*	29,996,324	71.3%	52.4%
*	less than 1%
(1)
This table is based on 57,325,968 shares of Common Stock outstanding as of April 21, 2023. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise noted, the business address of each of those listed in the table above is c/o Sky Harbour Group Corporation, 136 Tower Road, Suite 205, Westchester County Airport, White Plains, NY 10604.

(2)
Percentage of combined voting power represents voting power with respect to all shares of Class A common stock and Class B Common Stock, voting together as a single class. Holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval.

(3)
According to Schedule 13D filed on February 4, 2022 and Form 4 filed on February 24, 2023. The business address of Boston Omaha Corporation is 1601 Dodge Street, Suite 3300, Omaha, Nebraska 68102. Comprised of (i) 4,500,000 shares of Class A Common Stock purchased from YAC by Boston Omaha through BOC YAC Funding LLC immediately prior to the Closing; (ii) 3,118,474 shares of Class A Common Stock issued to Boston Omaha through BOC Yellowstone LLC in connection with the automatic conversion of an equal number of shares of YAC’s class B common stock upon the Closing; (iii) 5,500,000 shares of Class A Common Stock issued to Boston Omaha through BOC YAC Funding LLC in connection with the automatic conversion of 5,500,000 series B preferred units of Sky purchased in September 2021 and which converted to 5,500,000 shares of Class A Common Stock upon the Closing.

(4)	The business address of Due West Partners LLC (“Due West”) is 8260 SE 31st St., Mercer Island, Washington 98040.
(5)	The business address of Center Sky Harbour LLC is 9355 Wilshire Blvd, Suite 350, Beverly Hills, California 90210.
(6)
Represents shares held by Due West. Mr. Wellmon is the Founder and Managing Partner of Due West, and as such has voting and investment discretion with respect to the shares of Class B Common Stock held of record by Due West and may be deemed to have shared beneficial ownership of the shares of Class B Common Stock held directly by Due West. Mr. Wellmon disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary indirect interest he may have therein.

Because of their ownership block, our directors and executive officers as a group may be able to effectively influence the outcome of all matters requiring approval by our stockholders, including amendments to our amended and restated certificate of incorporation and approval of significant corporate transactions.
Emerging Growth Company Status
As an emerging growth company, the Company will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of the Company’s chief executive officer to the median of the annual total compensation of all of the Company’s employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Registration Rights Agreement
Due West, Center Sky, Walter Jackson, Joshua Lobel, Haydeh Davoudi, Amodae Capital LLC, BOC YAC Funding LLC and Tal Keinan (the “Sky Securityholders”) entered into certain registration rights agreement (the “Registration Rights Agreement”) pursuant to which we granted the Sky Securityholders certain registration rights with respect to our securities owned by the Sky Securityholders. Among other things, the Registration Rights Agreement required us to register the shares of (a) Class A Common Stock issued in connection with the Business Combination, (b) shares of Class A Common Stock issuable upon exchange of Sky Common Units and shares of the Class B Common Stock held by Sky Securityholders, and (c) the warrants sold by YAC to the Sponsor in its initial public offering (the “Private Placement Warrants”), including any shares of Class A Common Stock issuable upon the exercise of any Private Placement Warrants (collectively, the “Registerable Securities”). The Registration Rights Agreement also provides the Sky Securityholders with certain customary demand and piggyback registration rights.
Pursuant to the Registration Rights Agreement, we filed registration statements on Form S-1, originally filed with the SEC on April 28, 2022 and May 17, 2022 (File Numbers 333-263905 and 333-264998, respectively) (collectively, the “Registration Statements”), registering the resale of the Registrable Securities permitted to be registered for resale from time to time pursuant to the applicable rules and regulations under the Securities Act. The Registration Statements were declared effective on May 5, 2022, and May 25, 2022, respectively. We bore all of the expenses incurred in connection with the filing of the Registration Statements. We shall use reasonable best efforts to cause the Registration Statements to remain effective (including by renewing or refiling upon expiration), permitting the resale from time to time on a delayed or continuous basis pursuant to Rule 415 by the Sky Securityholders.
Lock-Up Agreements
Tal Keinan, Due West, Walter Jackson, Francisco X. Gonzalez, Alex Saltzman, Tim Herr, BOC YAC Funding LLC, BOC Yellowstone LLC and BOC Yellowstone II LLC also agreed, subject to certain exceptions, not to sell certain shares of Class A Common Stock for a period of at least the first to occur of (A) one year after the Closing Date, (B) subsequent to the completion of the Closing Date (x) if the last sale price of Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (C) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our stockholders having the right to exchange their shares of our Common Stock for cash, securities or other property. Such agreement expired on January 25, 2023, one year after the Closing Date.
BOC YAC Investment
BOC YAC Funding LLC, a wholly owned subsidiary of Boston Omaha, entered into a Series B Preferred Unit Purchase Agreement under which it acquired $55,000,000 worth of Series B Preferred units of Sky. These units converted into 5,500,000 shares of our Class A Common Stock upon the closing of the Business Combination.
BOC YAC PIPE
Boston Omaha entered into the BOC PIPE Subscription Agreement with Sky dated December 22, 2021, pursuant to which Boston Omaha invested $45,000,000 through the purchase of 4,500,000 shares of YAC Class A Common Stock at a price of $10.00 per share immediately prior to the consummation of the Business Combination. Pursuant to the terms of the BOC PIPE Subscription Agreement, Boston Omaha agreed to execute and deliver such additional documents and take such additional actions as Boston Omaha and Sky reasonably may deem to be practical and necessary to consummate the subscription. In addition, pursuant to the BOC PIPE Subscription Agreement, Boston Omaha agreed to waive any claims Boston Omaha may have at the Closing or in the future, in or to any monies held in the Trust Account, subject to certain exceptions as specified therein. The sale of BOC PIPE shares was consummated concurrently with the Closing of the Business Combination.
Agreements with Due West
Upon completion of the Business Combination, Sky Harbour entered into the Stockholders’ Agreement, the A&R Operating Agreement of Sky and the Tax Receivables Agreement with the Existing Sky Equity Holders, including Due West. Mr. Wellmon, who has served on the Board since the Closing of the Business Combination, is the founder and Managing Partner of Due West.

In March 2021, Due West received 15,000 Series A Preferred Units in exchange for an investment in Sky of $15 million. The Series A Preferred Units converted into Sky Common Units and an equivalent number of shares of Class B Common Stock upon completion of the Business Combination.
Related Person Transaction Policy
We have adopted a written policy relating to the approval of related person transactions. A “related person transaction” is a transaction or arrangement or series of transactions or arrangements in which we participate (whether or not we are a party) and a related person has a direct or indirect material interest in such transaction. Our Audit Committee will review and approve or ratify all relationships and related person transactions between us and (i) our directors, director nominees or executive officers, (ii) any record or beneficial owner of 5% or more of our common stock or (iii) any immediate family member of any person specified in (i) and (ii). The Audit Committee will review all related person transactions and, where the Audit Committee determines that such transactions are in our best interests, approve such transactions in advance of such transaction being given effect.
As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related party transaction, the Audit Committee will, in its judgment, consider in light of the relevant facts and circumstances whether the transaction is, or is not inconsistent with, our best interests, including consideration of various factors enumerated in the policy.
Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. Our policy also includes certain exceptions for transactions that need not be reported and provides the Audit Committee with the discretion to pre-approve certain transactions.
Our Audit Committee will review on a quarterly basis all payments that were made to our officers or directors, or our or their affiliates.

EXECUTIVE COMPENSATION
The following section sets information about the executive compensation of the named executive officers of Sky for the years ended December 31, 2022 and 2021. The executive officers of Sky did not become executive officers of the Company until the Closing Date.
For the years ended December 31, 2022 and 2021, our named executive officers consisted of Tal Keinan, our Chief Executive Officer, Francisco X. Gonzalez, our Chief Financial Officer, and Alex Saltzman, our Chief Operating Officer. The policies of the Company with respect to the compensation of its executive officers are administered by the Board in consultation with the Compensation Committee. We may also rely on data and analyses from third parties, such as compensation consultants, in connection with its compensation programs. We intend to design and implement programs to provide for compensation that is sufficient to attract, motivate and retain executives of the Company and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.
Summary Compensation Table
The following table sets forth information concerning the compensation of the named executive officers for the years ended December 31, 2022 and 2021.
	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Total ($)
Tal Keinan Founder and Chief Executive Officer	2022	500,000	750,000(1)	580,500	1,830,500
	2021	—	1,400,000(1)	—	1,400,000
Francisco X. Gonzalez Chief Financial Officer	2022	300,000	532,628(2)	1,161,000	1,993,628
	2021	146,538	1,495,000(2)	794,825	2,436,363
Alex Saltzman Chief Operating Officer	2022	493,750	125,000	—	618,750
	2021	292,308	200,000	468,015	960,323
(1)	Consists of an incentive cash bonus of $250,000 and an annual bonus of $500,000 for 2022. Consists of a one-time cash bonus of $900,000 and a $500,000 annual bonus for 2021.
(2)	Consists of an incentive cash bonus of $182,628 and an annual bonus of $350,000 for 2022. Consists of an incentive cash bonus of $1,195,000 and an annual bonus of $300,000 for 2021.
(3)	Represents the grant date fair value of Sky Incentive Units granted during 2021 and 2022 as calculated in accordance with FASB ASC Topic 718.
Narrative Disclosure to Summary Compensation Table
The annual base salary of each named executive officer, and such officer’s incentive bonus opportunity, are expected to be reviewed from time to time and adjusted when our Board or Compensation Committee determines an adjustment is appropriate. For 2022, our compensation program consisted of base salary and incentive compensation delivered in the form of cash bonuses and RSUs. For 2021, the compensation program for Sky consisted of base salary and incentive compensation delivered in the form of cash bonuses and Sky Incentive Unit awards.
Employment Arrangements with Executive Officers
Each of our named executive officers is an at-will employee. Except as set forth below, we have not entered into any employment agreements or offer letters with our named executive officers.
Employment Agreement with Tal Keinan
On March 24, 2022, we entered into an employment agreement with Tal Keinan, Chief Executive Officer of the Company, effective as of January 1, 2022, which superseded all previous compensatory arrangements with Mr. Keinan (the “Keinan Employment Agreement”).
Compensation Arrangements. The Keinan Employment Agreement has an initial term of one year, subject to automatic renewal unless either party provides 60-days’ written notice of non-renewal. The Keinan Employment Agreement provides for a base salary of $500,000, subject to periodic review and increase (but not decrease) by the Compensation Committee and the Compensation Committee must review such base salary at least 90 days prior to the expiration of the Keinan Employment Agreement’s initial term. The Keinan Employment Agreement provides

Mr. Keinan with a discretionary target annual incentive bonus equal to 100% of his base salary (the “Annual Bonus”) subject to certain performance metrics. Mr. Keinan’s actual Annual Bonus paid may be more or less than the target bonus. The Annual Bonus may be periodically reviewed and increased (but not decreased) at the discretion of the Company. The Keinan Employment Agreement further provides for (i) reasonable business expense reimbursements, (ii) reimbursement of Mr. Keinan’s reasonable tax preparation expenses and (iii) other standard employee benefits the Company makes available to similarly situated employees.
Equity Awards. Under the Keinan Employment Agreement, Mr. Keinan is entitled to a one-time, time-based restricted stock unit grant (the “RSU”) under our 2022 Incentive Award Plan (the “2022 Plan”). The RSU will vest over four years with 25% of the RSUs vesting on the first anniversary of the grant date and the remaining 75% of the RSUs will vest in equal monthly installments thereafter. Additionally, the RSUs will vest in full upon a Change in Control (as defined the 2022 Plan), provided Mr. Keinan executes a general release of claims and covenant not to sue. The RSUs will also be subject to vesting in full upon retirement if Mr. Keinan’s age plus years of service on his retirement date are equal to or greater than 65 (the “Rule of 65”). The RSUs will be subject to additional terms and conditions under the 2022 Plan.
Additionally, as discussed below, under the Keinan Employment Agreement, all stock option, restricted stock units and other equity-based incentive awards subject to time-based vesting criteria will vest in full (or become payable immediately, as the case may be) upon a termination of Mr. Keinan’s employment by us for any reason (i) other than “Cause;” (ii) other than death; (iii) other than “Disability”; or if Mr. Keinan resigns for “Good Reason” (as those terms are defined in the Keinan Employment Agreement).
Obligations Upon Certain Termination Events. Under the Keinan Employment Agreement, if we terminate Mr. Keinan’s employment for any reason (i) other than “Cause;” (ii) other than death; (iii) other than “Disability”; or if Mr. Keinan resigns for “Good Reason,” we will pay him, subject to the restrictions noted below, (i) a continuation of base salary for two years after the date of termination; (ii) an amount equal to the highest Annual Bonus paid to Mr. Keinan within the three years preceding termination, each (i) and (ii) in accordance with our ordinary payroll practices, and (iii) full vesting of any then-unvested, time-based equity awards.
Obligations in Connection with Death or Disability. In the event of Mr. Keinan’s death or Disability (as defined in the Keinan Employment Agreement), we will pay Mr. Keinan, subject to the restrictions noted below, (i) a prorated portion of his Annual Bonus based upon the applicable year’s target Annual Bonus multiplied by the percentage of the calendar year completed before terminating and (ii) full vesting of any then-unvested, time-based equity awards.
General Release and Restrictive Covenants. In addition, the payment of all severance benefits to Mr. Keinan is subject to him delivering an executed and irrevocable confidential separation agreement and general release of claims and his compliance with the following restrictive covenants:
(i)	Not soliciting any of our employee for two years after the termination of employment;
(ii)	Not competing with us or our affiliates in their principal products and markets for two years after the termination of their employment; and
(iii)	Maintaining the confidentiality of our trade secrets and confidential information indefinitely.
Employment Agreements with Alex Saltzman and Francisco Gonzalez
On March 22, 2021, Sky entered into an employment agreement with Mr. Saltzman (the “Saltzman Employment Agreement”), which does not provide for potential payments upon a termination or change of control. In 2021, Mr. Saltzman received an annual salary of $400,000 and was eligible to receive an annual bonus. Mr. Saltzman has entered into Sky’s standard employee covenants agreement containing customary restrictive covenants. On March 24, 2022, we entered into an amendment to the Saltzman Employment Agreement in connection with his appointment as Chief Operating Officer.
On December 22, 2021, Sky entered into an amended and restated employment agreement with Mr. Gonzalez (the “Gonzalez Employment Agreement”). For 2021, Mr. Gonzalez received an annual salary of $300,000. Pursuant to the Gonzalez Employment Agreement, as part of his 2021 compensation, Mr. Gonzalez was awarded an incentive cash bonus of $1.95 million. Beginning in January 2022, Mr. Gonzalez is also eligible to receive a one-time per square foot incentive bonus, paid quarterly without duplication, which is to be determined based on the amount of new square footage of indoor space available for leasing by Sky or its subsidiaries to tenants in any given quarter. Mr. Gonzalez has entered into Sky’s standard employee covenants agreement containing customary restrictive covenants. On March 24, 2022, we entered into an amendment to the Gonzalez Employment Agreement in connection with his appointment as Chief Financial Officer. On May 17, 2022, Sky entered into an amendment to the Gonzalez Employment Agreement (the “Second Gonzalez Amendment”) (Each amended employment agreement with Messrs. Saltzman or Gonzalez, collectively the “Saltzman and Gonzalez Amendments”).
Compensation Arrangements. The Saltzman and Gonzalez Amendments provide that Messrs. Saltzman’s and Gonzalez’s base salary is subject to periodic review and increase (but not decrease) by the Compensation Committee. In the case of Mr. Saltzman, such periodic review and increase shall not commence until March 29, 2024. The Saltzman and Gonzalez Amendments further provide for performance metrics with respect to each for Messrs. Saltzman’s and Gonzalez’s annual bonus. The Saltzman and Gonzalez Amendments further provide for (i) reasonable business expense reimbursements; (ii) reimbursement of Messrs. Saltzman and Gonzalez’s reasonable tax preparation expenses and (iii) other standard employee benefits we make available to similarly situated employees. Existing compensation arrangements remain otherwise unaltered.
Obligations Upon Certain Termination Events. Under the Saltzman and Gonzalez Amendments, if we terminate Messrs. Saltzman’s or Gonzalez’s employment without “Cause,” or Messrs. Saltzman or Gonzalez resigns for “Good Reason” (as those terms are defined in the Saltzman and Gonzalez Amendments), we will pay Messrs. Saltzman or Gonzalez, subject to the restrictions noted below, a continuation of base salary equal to 24 months, paid in equal installments in accordance with our ordinary payroll practices. If we waive the restrictions in (i) and (ii) below in full or in part, the number of months of base salary paid as severance shall be adjusted to match such restriction period. For example, we may opt to require only a 12-month restriction period, in which case, Messrs. Saltzman or Gonzalez shall receive payment equal to that 12-month period.
General Release and Restrictive Covenants. In addition, the payment of all severance benefits to Messrs. Saltzman or Gonzalez is subject to each delivering an executed and irrevocable confidential separation agreement and general release of claims and Messrs. Saltzman’s or Gonzalez’s compliance with the following restrictive covenants:
(i)	Not soliciting any of our employee for two years after the termination of employment;
(ii)	Not competing with Sky or its affiliates in their principal products and markets for two years after the termination of their employment; and
(iii)	Maintaining the confidentiality of our trade secrets and confidential information indefinitely.
Obligations in Connection with Death or Disability. Under the Second Gonzalez Amendment, in the event of Mr. Gonzalez’s death or disability, the Company will provide Mr. Gonzalez with full vesting of any then-unvested, time-based equity awards, subject to the same general release and restrictive covenants provisions in the Amendment for all other severance benefits.
Annual Equity Awards
The Keinan Employment Agreement and the Saltzman and Gonzalez Amendments each provide that additional equity grants may be provided at the discretion of our Board or Compensation Committee. Such equity grants, if any, are subject to the Rule of 65 and additional terms and conditions as determined by our Board or Compensation Committee at time of grant, pursuant to the terms of the 2022 Plan.
Claw-Back
The Keinan Employment Agreement and the Saltzman and Gonzalez Amendments each provide that any amount payable under the employment agreements are subject to claw-back or disgorgement, to the extent applicable, under (i) the policies or any claw-back policy adopted by us, (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and rules, regulations, and binding, published guidance thereunder and (iii) the Sarbanes-Oxley Act of 2002.
Bonuses
On March 22, 2022, the Compensation Committee approved the payment of discretionary performance bonuses with respect to 2021 to Messrs. Keinan, Saltzman and Gonzalez equal to $500,000, $200,000 and $300,000, respectively. Such bonuses were paid in early April 2022. Additionally, for 2022, the Compensation Committee approved that, upon the achievement of certain performance milestones, Mr. Keinan will be eligible to receive cash bonus up to a maximum of $500,000 in addition to any bonus he could obtain under his employment agreement.

Certain performance milestones approved by the Compensation Committee were met in August 2022, pursuant to which Mr. Keinan received a cash bonus of $250,000. On February 14, 2023, the Compensation Committee approved the payment of discretionary performance bonuses with respect to 2022 to Messrs. Keinan, Saltzman, and Gonzalez equal to $500,000, $125,000 and $350,000, respectively. Such bonuses were paid in early March 2023.
Pension Benefits and Nonqualified Deferred Compensation
Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan or non-qualified deferred compensation plan sponsored by us during the years ended December 31, 2022 or 2021.
Outstanding Equity Awards at 2022 Year End
The following table presents information on all outstanding equity awards held by the Company’s named executive officers as of December 31, 2022.
Name	Grant Date	Market value of shares or units of stock that have not vested ($)	Number of shares or units that have not vested (#)
Tal Keinan Founder and Chief Executive Officer	May 17, 2022	580,500(1)	75,000
Francisco Gonzalez Chief Financial Officer	May 17, 2022	1,161,000(1)	150,000
	May 13, 2021	437,735(2)	1,393(3)
Alex Saltzman Chief Operating Officer	May 13, 2021	240,171(2)	741(3)
(1)
Represents RSUs granted during 2022 measured at the grant date fair value calculated in accordance with FASB ASC Topic 718. 25% of the RSUs granted to Messrs. Keinan and Gonzalez vest on the first anniversary of the date of grant, and the remaining 75% of such RSUs vest ratably over the 36-month period following the first anniversary of the grant date.

(2)
Represents Incentive Units granted during 2021 measured at the grant date fair value calculated in accordance with FASB ASC Topic 718. Sky did not have any equity securities into which the Sky Incentive Units are convertible that were publicly traded as of December 31, 2021.

(3)
25% of the Incentive Units granted to Messrs. Gonzalez and Saltzman vest on the first anniversary of the grant date and hire, respectively, and the remaining 75% of such Incentive Units vest ratably over the 36-month period following the first anniversary of the grant and hire dates, respectively.

DIRECTOR COMPENSATION
The following table sets forth information concerning the compensation of our non-employee directors for the year ended December 31, 2022. The compensation of Mr. Keinan, who is an employee of the company, is fully reflected in the Summary Compensation Table and related discussion above. Mr. Keinan does not receive additional compensation for his service as a director.
Name	Fees earned or paid in cash(1) ($)	Stock awards(2) ($)	Total ($)
Walter Jackson	$74,247	$54,180	$128,427
Alethia Nancoo	$64,966	$54,180	$119,146
Alex B. Rozek	$51,233	$54,180	$105,413
Lysa Leiponis	$95,128	$54,180	$149,308
Nick Wellmon	$51,233	$54,180	$105,413
Robert S. Rivkin	$58,005	$54,180	$112,185
(1)	Reflects the total amount of annual fees for the applicable roles set forth in the table below, prorated for the period from the Closing Date to December 31, 2022.
(2)	Represents RSUs granted during 2022 measured at the grant date fair value calculated in accordance with FASB ASC Topic 718.
Our director compensation plan provides that the non-executive directors of the Board receive annual compensation comprised of a cash retainer of $50,000 and an RSU award with an approximate grant date fair value of $70,000, subject to vesting conditions pursuant to the 2022 Plan. Non-executive directors are required to own $150,000 of our common stock by the third anniversary of their tenure. Further, these non-executive directors receive additional annual cash compensation for committee and Lead Independent Director service as follows:
Audit Committee	Chair of Audit Committee	Compensation Committee	Chair of Compensation Committee	Nominating and Corporate Governance Committee	Chair of Nominating and Corporate Governance Committee	Lead Independent Director
$7,500	$25,000	$5,000	$15,000	$5,000	$15,000	$25,000
The director compensation plan, including equity awards, retainer fees, as well as committee, chair, and meeting fees, is designed to attract and retain the most qualified individuals to serve on the Board and we believe is in line with that of other public companies of a similar size. The Board, on the recommendation of our Compensation Committee, is responsible for reviewing and approving any changes to the directors’ compensation arrangements.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit, Audit-Related, Tax and All Other Fees
The table below sets forth the aggregate fees billed by EA during the years ended December 31, 2022 and 2021.
	2022	2021
Audit Fees(1)	$295,050	$257,000
Audit-Related Fees(2)	35,175
Tax Fees(3)
All Other Fees
Total	$330,225	$257,000
(1)
Audit fees include fees for services performed to comply with the standards established by the Public Company Accounting Oversight Board, including the audit of our consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal independent auditor reasonably can provide, such as consent and assistance with and review of our SEC filings.

(2)	Audit-related fees represent services that were provided in connection with registration statements for procedures related to the issuance of consents and comfort letters.
[(3)	Tax fees in 2022 relate to tax compliance and tax return preparation services as well as technical fees associated with technical tax advice and international tax planning.]
Prior Independent Registered Public Accounting Firm
As previously disclosed in a Current Report on Form 8-K filed on January 31, 2022, on January 25, 2022, the Audit Committee approved the engagement of EA as the Company’s independent registered public accounting firm to audit our consolidated financial statements as of and for the year ending December 31, 2022.
EA served as an independent registered public accounting firm of Sky prior to the Business Combination. Accordingly, KPMG LLP (“KPMG”), YAC’s independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by EA as the Company’s independent registered public accounting firm following completion of its audit of YAC’s financial statements as of and for the year ended December 31, 2021, which consists only of the accounts of the pre-Business Combination special purpose acquisition company, YAC.
The audit report of KPMG on YAC’s financial statements as of and for the year ended December 31, 2021 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles.
During the year ended December 31, 2021 and the subsequent interim period through January 25, 2022, there were no (1) disagreements between YAC and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreements and (2) no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act) except as described in the following paragraph.
We have provided KPMG with a copy of the foregoing disclosures and have requested that KPMG furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above. A copy of KPMG’s letter dated January 31, 2022 is filed as Exhibit 16.1 to our Current Report on Form 8-K dated January 31, 2022. We also provided each of EA and KPMG with a copy of the foregoing additional disclosures and an opportunity to each to present its views in a brief statement to be included in this Proxy Statement if it believes that any of the statements made by the Company under this section “Change in Independent Registered Public Accounting Firm” are incorrect or incomplete. Each of EA and KPMG advised us that it reviewed the disclosures under this section “Change in Independent Registered Public Accounting Firm” and has no basis on which to submit such a statement.
Approval Policies and Procedures
The formal written charter for our Audit Committee requires that the audit committee (i) review and approve, in advance, the scope and plans for the audits and the audit fees and (ii) approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit and tax services to be performed by the independent auditor that are not otherwise prohibited by law or regulations and any associated fees. Our Audit Committee may, in accordance with applicable law, establish pre-approval policies and procedures for the engagement of independent accountants to render services to the Company.
Prior to the Business Combination, all of the services listed in the table above provided by KPMG were approved by YAC in accordance with its policies then in effect. All of the services provided by KPMG subsequent to the Business Combination were approved by our Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Sky Harbour Group Corporation under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
The Audit Committee consists of the three non-employee directors named below and operates under a written charter adopted by our Board. Our Board annually reviews the NYSE American listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee meets that standard. Our Board has also determined that Mr. Jackson qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE American.
The principal purpose of the Audit Committee is to assist our Board in its general oversight of our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is responsible for selecting and engaging our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter, which our Board adopted and which the Audit Committee reviews on an annual basis.
In the performance of its oversight function, the Audit Committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2022.
The Audit Committee also discussed with the independent auditors of the Company for the year ended December 31, 2022, the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and approved by the SEC. The Audit Committee received the written disclosures and the letter from the independent registered public accounting firms required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and discussed with the independent accountants the independent accountants’ independence.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s Financial Statements be included in the 2022 Annual Report on Form 10-K filed with the SEC on March 24, 2023.
Submitted by the Audit Committee of the Board of Directors:
Walter Jackson, Chair
Lysa Leiponis
Robert S. Rivkin

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board currently consists of seven directors. The term of each our seven directors expires at the Annual Meeting.
Our Board has nominated Tal Keinan, Walter Jackson, Alethia Nancoo, Alex B. Rozek, Lysa Leiponis, Nick Wellmon, and Robert S. Rivkin for election at the Annual Meeting. If they are elected, they will serve on our Board until our 2024 Annual Meeting and until their respective successors have been elected and qualified. The nominees for director at the Annual Meeting, their ages as of April 18, 2023, their positions and offices held with the Company are set forth below. Other biographical information for the members of our Board is set forth in this Proxy Statement under the heading “Directors, Executive Officers and Corporate Governance—Directors and Executive Officers.”
Certain of our stockholders who hold an aggregate of 54,621,936 shares of common stock as of the Record Date, have agreed to vote “FOR” each of the nominees listed in this Proxy Statement as a director.
Each person nominated for election has agreed to serve if elected. Directors are elected by a plurality of the votes properly cast in person or by proxy. This means that nominees receiving the highest number of “FOR” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. However, if you are a street name stockholder, which means that your shares are held by a broker, bank or other nominee, your shares will not be voted for the election of directors unless you have provided voting instructions to your nominee.
NOMINEES AT THE ANNUAL MEETING
Name	Age	Title
Tal Keinan	53	Chair and Chief Executive Officer
Walter Jackson	64	Director
Alethia Nancoo	54	Director
Alex B. Rozek	44	Director
Lysa Leiponis	58	Director
Nick Wellmon	34	Director
Robert S. Rivkin	62	Director
We believe that the director nominees reflect a Board that is comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have broad, business related knowledge and experience at the policy-making level in business, government, or technology, including their understanding of the Company’s industry and business in particular, (iv) have individual qualifications, relationships, and experience that would increase the overall effectiveness of the Board, (v) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members, (vi) are committed to enhancing stockholder value, and (vii) have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted in their biographies. See “Directors, Executive Officers and Corporate Governance—Directors and Executive Officers.”
THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE “FOR” EACH OF THE SEVEN DIRECTOR NOMINEES

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF EISNERAMPER LLC AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2023
The Audit Committee appoints our independent registered public accounting firm. In this regard, the Audit Committee evaluates the qualifications, performance and independence of our independent registered public accounting firm and determines whether to re-engage our current firm. As part of its evaluation, the Audit Committee considers, among other factors, the quality and efficiency of the services provided by the firm, including the performance, technical expertise, industry knowledge and experience of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the firm; the firm’s global capabilities relative to our business; and the firm’s knowledge of our operations. Prior to the Business Combination, EA served as the Sky independent registered public accounting firm since 2019. Neither EA nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors and providing audit and permissible non-audit related services. Upon consideration of these and other factors, the audit committee has appointed EA to serve as our independent registered public accounting firm for the year ending December 31, 2023. Representatives of EA are expected to be present at the Annual Meeting to make a statement if such representatives desire to do so and to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of EA as our independent registered public accounting firm. However, the Board is submitting the selection of EA to the stockholders for ratification pursuant to the rules of the NYSE American and as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee of our Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee of our Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of EA are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so and to respond to appropriate questions.
The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting will be required to ratify the appointment of EA as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum but will not be considered as votes cast for or against this proposal and will therefore have no effect on the outcome of the vote.
THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE RATIFICATION THE APPOINTMENT OF EISNERAMPER LLC
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2023

ADDITIONAL INFORMATION
STOCKHOLDER NOMINATIONS AND PROPOSALS FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
Pursuant to SEC Rule 14a-8, some stockholder proposals may be eligible for including in the Company’s Proxy Statement for the 2024 Annual Meeting. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Secretary at to our principal executive office, located at 136 Tower Road, Westchester County Airport, White Plains, New York 10604, no later than the close of business on December 29, 2023.
In addition, our Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to the Company at 136 Tower Road, Suite 205, Westchester County Airport, White Plains, NY 10604, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or 60 days after such anniversary date, notice by the stockholder to be timely must be so received not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. Nominations and proposals also must satisfy other requirements set forth in the Bylaws. The chairman of the Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures. Assuming the date of our Annual Meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2024 Annual Meeting must notify us no earlier than February 14, 2024 and no later than March 15, 2024. Such notice must provide the information required by our Bylaws with respect to each matter the stockholder proposes to bring before the 2024 Annual Meeting. You are advised to review our Bylaws, which describe such information and other requirements about advance notice of stockholder proposals and director nominations. A copy of our current Bylaws may be found on the investor relations page of our website at www.skyharbour.group.
STOCKHOLDERS SHARING THE SAME ADDRESS
If you reside at the same address as one or more other Company stockholders, your broker, bank or other nominee may have sent you a notice explaining that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker, bank or other nominee. This practice of sending only one copy of proxy materials is known as “householding.” This procedure reduces printing costs and postage fees, and helps protect the environment as well. If you received a householding communication, only one copy of our proxy materials will be sent your address, unless contrary instructions were given by any stockholder at that address.
Upon written or oral request, the Company will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy of documents was delivered. If you and another stockholder of record with whom you share an address participate in householding and you wish to receive an individual copy of our Proxy Materials now or discontinue your future participation in householding, please contact Broadridge Financial Solutions, Inc. toll-free at 1-866-540-7095 or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Any stockholders who share the same address and currently receive multiple copies of our proxy materials who wish to receive only one copy in the future can contact their bank, broker or other nominee or our investor relations department at the address or telephone number listed above.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters as our Board may recommend.
It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote at your earliest convenience on the Internet or by telephone as instructed, or by executing and returning a proxy card in the envelope provided.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

In Person - You may vote your shares in person by attending the Annual Meeting.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V10997-P93279 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

SKY HARBOUR GROUP CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED IN ITEM 1 BELOW AND "FOR" THE PROPOSAL SET FORTH IN ITEM 2 BELOW.

Nominees:

	For	Against	Withhold
1a. Walter Jackson	☐	☐	☐
1b. Tal Keinan	☐	☐	☐
1c. Lysa Leiponis	☐	☐	☐
1d. Alethia Nancoo	☐	☐	☐
1e. Robert S. Rivkin	☐	☐	☐
1f. Alex B. Rozek	☐	☐	☐
1g. Nick Wellmon	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR Items 1 and 2. If any other matters come before the meeting, this proxy shall be voted as the persons named as proxies may determine in their discretion.

Please sign your name exactly as it appears herein. When signing as attorney, executor, administrator, trustee, or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Form 10-K, Notice and Proxy Statement are available at www.proxyvote.com.

V10998-P93279

SKY HARBOUR GROUP CORPORATION

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

JUNE 14, 2023

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Tal Keinan and Francisco Gonzalez, and each of them, as proxies for the undersigned, each with the power to act without the other and with the power to appoint his substitute, and hereby authorizes them to attend the Annual Meeting of Stockholders of Sky Harbour Group Corporation, a Delaware corporation (the "Company"), on June 14, 2023, at 11:30 AM Eastern Time to be held at Conference Room 1, Terminal M, 136 Tower Road, Westchester County Airport, White Plains, New York, and at any adjournments or postponements thereof, and to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and to otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

(TO BE SIGNED ON REVERSE SIDE)